Exhibit 99.1
S1 Corporation Responds to Ramius Capital Group, LLC
Atlanta, March 31, 2006 — S1 Corporation (Nasdaq:SONE), a leading global provider of customer interaction financial and payments solutions, today responded to Ramius Capital Group, LLC in the following letter:
Jeffrey C. Smith
Ramius Capital Group, LLC
666 Third Avenue, 26th Floor
New York, NY 10017
Dear Jeff,
Thank you for your letter dated March 29, 2006 and for participating with us in a meeting on March 28, 2006. S1 very much appreciates your concerns and those of the investors you represent. Indeed, as Directors and management, we are responsible for the best long-term interests of all of our shareholders. We trust your sincerity about maintaining a dialogue to discuss your issues and analysis and look forward to pursuing that with you.
Please be assured that the members of the Board of Directors take their fiduciary responsibilities seriously and that your concerns and suggestions have received, and will continue to receive, thoughtful and careful consideration.
As you know from our meeting and our public records, since our management change last July, we have put in place a substantial reorganization, and have an exciting and dynamic business plan for success. We believe that this business plan is just starting to show results, and that the long term best interest of all shareholders will be served by executing on that business plan, rather than selling the Company now at a time when shareholders will not receive the value imbedded in this business. Our directors unanimously concur in this view.
In order to help you and our other shareholders understand our vision for long term success, we intend to provide greater detail about our future plans and strategy in the coming weeks. We look forward to your feedback, as well as that from all of our shareholders. Thank you for your time and attention and for being a shareholder of S1.”

About S1
S1 Corporation (Nasdaq: SONE) is a leading global provider of integrated customer interaction applications for thousands of banks, credit unions and insurance providers around the world. Comprised of applications that address virtually every market segment and delivery channel, S1 solutions help integrate and optimize an institution’s entire front office, resulting in increased operational efficiencies, revenue opportunities and overall customer satisfaction. S1 is the only provider with the proven experience, breadth of products and financial strength to empower financial services companies’ enterprise strategies. Additional information about S1 is available at www.s1.com.
Forward Looking Statements
This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act. These statements include statements with respect to our financial condition, results of operations and business. The words “believes,” “expects,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or similar terminology identify forward-looking statements. These statements are based on our beliefs as well as assumptions made using information currently available to us. Because these statements reflect our current views concerning future events, they involve risks, uncertainties and assumptions. Therefore, actual results may differ significantly from the results discussed in the forward-looking statements. The risk factors included in our reports filed with the Securities and Exchange Commission (and available on our web site at www.s1.com or the SEC’s web site at www.sec.gov ) provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Except as provided by law, we undertake no obligation to update any forward-looking statement.
Investor Contact:
John Stone
Chief Financial Officer, S1 Corporation
404.923.3500
john.stone@s1.com
Press Contact:
Chris Watson
Vice President of Marketing, S1 Corporation
404.923.6775
Chris.watson@s1.com